EXHIBIT 4.8

Portions of the referenced exhibit have been redacted. Confidential treatment has been requested with respect to certain portions of this exhibit. The redacted portions have been separately filed with the U.S. Securities and Exchange Commission.

REDACTED PORTIONS ARE MARKED BY “***”

LONG-TERM SUPPLY AGREEMENT

Hemlock Semiconductor Pte. Ltd., a Singaporean Private Limited Company with its principal place of business at 101 Thomson Road, #26-03 United Square, Singapore 307591, and JA Solar Technology Yangzhou Co., Ltd., a Chinese limited corporation with its principal place of business at No.1 Jianhua Rd., Yangzhou , Jiangsu, China hereby enter into this Long-Term Supply Agreement.

WHEREAS, Buyer desires to purchase and Seller desires to sell Products pursuant to the terms and conditions of this Agreement for use by Buyer in the solar industry; and

WHEREAS, subject to the terms and conditions herein, Buyer will purchase from Seller specified amounts of Products at specific prices per kilogram over the Term of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Definitions.  The terms defined in this Section 1 shall have the meanings specified in this Section 1.  Other terms in this Agreement that are not defined in this Section 1 shall have the meanings ascribed to them elsewhere in this Agreement.

(a)                                 “Affiliate” of either Buyer or Seller means an entity that controls, is controlled by, or is under common control or common ownership with Buyer or Seller, as the case may be.  For purposes of this definition, “control” and “controlled” mean the possession of the power to direct or cause the direction of the management and policies of such an entity, whether through the ownership of voting securities, by contract, by management agreement or otherwise.

(b)                                 “Agreement” means this Long-Term Supply Agreement.

(c)                                  “Buyer” means and JA Solar Technology Yangzhou Co., Ltd.

(d)                                 “Buyer Group” means Buyer and all Affiliates of Buyer.

(e)                                  “Effective Date” means the date of Seller’s execution of this Agreement.

(f)                                   “Gross Price” for each Product means the Gross Price per kilogram for each year of this Agreement as set forth in Section 4 hereof and Tables II A and B, and Tables III A - B, of Exhibit B, subject to the adjustments set forth in this Agreement.

(g)                                  “Net Price” for each Product means the Gross Price per kilogram minus the Advance Payment per kilogram for each year of this Agreement set forth in Table I of Exhibit B, subject to the adjustments set forth in this Agreement.

(h)                                 “Net Remaining Advance Payment Balance” means the portion of the Advance Payment which has not yet been applied as a credit against the Gross Price of the Products that Buyer is required to purchase during the Term of this Agreement pursuant to Section 6, which amount for each calendar year is set forth in Table I of Exhibit B.

(i)                                     “Seller” means Hemlock Semiconductor Pte. Ltd., a Singaporean Private Limited Company.

2.                                      Products.  As used in this Agreement, “Product” or “Products” means solar grade polycrystalline silicon as described in the specifications for the respective Product set forth in Exhibit A (the “Product Specifications”).  Buyer shall utilize the Products for its manufacturing purposes in solar applications only and shall not, without the prior written consent of Seller, resell or transfer the Products to anyone or use the Products other than in Buyer’s solar manufacturing applications, subject to the following exceptions:

(a)                                 Buyer may transfer the Products without prior written consent of Seller to Affiliates of Buyer for Buyer’s manufacturing purposes in solar applications only, and for no other purpose; and

(b)                                 Buyer may transfer the Products without prior written consent of the Seller to persons who have entered into supply agreements with Buyer Group members to produce ingots and/or wafers from such Products for such Buyer Group member, for Buyer’s manufacturing purposes in solar applications.  Within ten (10) business days following the date of such transfer of Products, Buyer shall (i) provide written notice to Seller of each such transfer, (ii) provide copies of the Buyer Group transfer agreements upon entering into such agreements and (iii) notify Seller upon termination of such agreements.

If so requested by Buyer, Seller may, in its sole discretion, agree to deliver Products to carriers that are shipping to Buyer Group members or persons who have entered into supply agreements with Buyer Group members (as described in Sections 2(a) and 2(b) hereof) for the limited purposes cited above, and any such deliveries shall constitute delivery to Buyer under this Agreement.  Seller further agrees that any Products sold to Buyer or Buyer Group members shall be manufactured in the United States of America.

Buyer acknowledges that the Products bearing Product Codes HSC DMS-L and HSC 840 (for which prices are set forth in Tables III A — B, in Exhibit B) may not be available to Buyer for purchase under this Agreement unless and until Seller, in its sole discretion, elects to offer one or more of such Products for sale to Buyer; and, if Seller so elects, it shall be in Seller’s sole discretion to determine the timing and quantity of any such sales.  Notwithstanding the preceding sentence, Buyer further acknowledges and agrees that Seller, in its sole discretion, may fill Buyer orders for Products bearing Codes HSC DMS and HSC SGB (for which prices are set forth in Tables II A — B) with any combination of Products, including any of the products listed in the first sentence of this paragraph (and priced in Tables III A — B).

From time to time during the Term of this Agreement, Seller may notify Buyer in writing of (a) changes to the Product Specifications, together with any corresponding modification to the Gross Price of the affected Product(s), (b) the availability of additional products that (i) Seller may, if applicable, substitute for existing Products and/or (ii) Buyer may order pursuant to this Agreement, in each case together with corresponding Gross Prices for any such new products and/or (c) the availability of new packaging options for existing Products, together with the Gross Price for each such new option.  Buyer shall have 30 days from the date of delivery of Seller’s notice to object in writing to any of the items in Seller’s notice.  If Buyer timely delivers to Seller an objection notice, Buyer and Seller will negotiate in good faith regarding an amendment to this Agreement reflecting such changes as Buyer and Seller shall agree.  If Buyer fails to deliver an objection notice within such 30-day period, Buyer shall be deemed to have accepted each item in Seller’s notice, and this Agreement shall be deemed amended as of the end of such 30-day period, without any further action by either Party, to reflect each such new item.

3.                                      Term.  The term of this Agreement shall commence on the Effective Date and (subject to Sections 11 and 17 hereof) shall continue through December 31, 2020 (the “Term”).  Subject to Sections 11 and 17 hereof, the Term may be extended, at Seller’s sole discretion, for a period not to exceed 180 days (i.e., not beyond June 29, 2021) so as to enable Seller to cure any default of its obligations under this Agreement.  Negotiations of the terms and conditions of a new supply agreement may begin on or before December 31, 2018 to address Product purchases after the Term of this Agreement has expired.  Should the parties successfully negotiate terms and conditions of supply continuing after December 31, 2020, the execution of a new supply agreement shall be required.

4.                                      Price.  The Gross Price per kilogram for each Product for each calendar year shall be fixed at the respective prices set forth in Tables II A and B, and Tables III A — B, of Exhibit B, and is subject only to adjustments for Cost Structure Adjustments (as provided in Section 8 hereof and Exhibit C) and Taxes or other charges (as provided in Section 16 hereof).  The Gross Price per kilogram does not include the cost of shipping.  All costs of shipping shall be borne by Buyer.

5.                                      Contract Quantity.  “Contract Quantity” means the quantities of Products that Buyer is obligated to purchase from Seller in each calendar year and in the aggregate during the Term of this Agreement.  The Contract Quantity is set forth in the aggregate and allocated by calendar year of purchase in Table I of Exhibit B.  The Contract Quantity for each calendar year shall be fulfilled based upon Buyer’s purchases among any of the respective Products in that year.

6.                                      Non-Refundable Advance Payment.  Buyer shall make a non-refundable, unconditional, irrevocable advance payment to Seller in the amount of *** (the “Advance

Payment”), provided however, that Buyer’s obligation to pay the Advance Payment on the schedule set forth below shall be subject to, at Seller’s sole discretion, either: (i) delivery to Buyer of a guarantee, in substantially the form annexed hereto as Exhibit D and executed by a shareholder or an Affiliate of Seller with at least $1 billion in assets (a “Guaranty”), of Seller’s obligations under Section 11(a) hereof to refund an amount up to the Net Remaining Advance Payment Balance, or (ii) assignment by Seller of this Agreement to an Affiliate of Seller with at least $1 billion in assets, one of which must occur no later than June 30, 2011.  Thereafter, ***.  Seller understands and acknowledges that Buyer is making the Advance Payment to secure the availability of the Contract Quantity of Products.  Buyer acknowledges and agrees that, except as provided in Section 11, there are no circumstances or occurrences that will require Seller to refund to Buyer all or any portion of the Advance Payment.  The Advance Payment shall be applied as a credit against the Gross Price of the Products that Buyer is required to purchase during the Term of this Agreement, at the times and in the amounts per kilogram shown on Table I of Exhibit B.

7.                                      Take or Pay Agreement.  This Agreement is a take or pay agreement such that, in addition to making the Advance Payment required under Section 6, Buyer is absolutely and irrevocably required to pay the Net Price per kilogram for the Contract Quantity per calendar year over the Term of this Agreement.  In the event that Buyer fails to order or take delivery of the Contract Quantity for a calendar year then Seller shall invoice Buyer for the difference between the quantity of Products ordered in that calendar year and the Contract Quantity of Product for that calendar year at the Net Price in effect for HSC DMS for that calendar year (subject to any price adjustment provided for in this Agreement, including without limitation under Section 8 or Section 16), and Buyer shall pay the same in accordance with Section 9 hereof.

8.                                      Cost Structure Adjustments.  The prices described in Section 4 and set forth in Tables II A and B, and Tables III A — B, of Exhibit B are subject to price adjustments based upon the prior years’ cumulative cost increases or decreases in accordance with the formulae set forth in Exhibit C (“Cost Structure Adjustments”).  The parties acknowledge and understand that the indices used in calculating the Cost Structure Adjustments for electricity, labor and silicon metal (as referenced in Exhibit C) for each of the respective calendar years during the Term of this Agreement, beginning with 2013, will not be available until the following year.  Based on past experience, the parties anticipate that the indices for labor and silicon metal will be published in the first quarter of the following year, and for electricity in the fourth quarter of the following year.  Irrespective of the dates that any of the indices are published, commencing in 2013, as soon as is reasonably practicable after Seller learns of the first index to be published, Seller shall determine the Cost Structure Adjustment, if any, attributable to that particular index, and shall notify Buyer of any such adjustment to the Gross Price of each Product, and such adjustment shall be effective retroactively to January 1 of that year.  Additional adjustments may be made during that year as the remaining indices are published and the data applied to the formulae in Exhibit C.  All price adjustments made in a given year shall be cumulative, and all price adjustments shall remain in effect until the respective Cost Structure Adjustment calculations are performed in the following year.  If, in the following year, the calculation of a particular Cost Structure Adjustment determines that no price adjustment is triggered for that cost index, or a price adjustment of a different amount is triggered, then Seller shall, within 30 days of performing such Cost Structure Adjustment, so notify Buyer and issue a credit or debit to Buyer, if applicable, which (a) in the case of a credit, shall be applied against future purchases required under this Agreement, and (b) in the case of a debit, shall be due thirty (30) days following Seller’s notification of such adjustment to Buyer, each of (a) and (b) in the amount of the Cost Structure Adjustment for that particular cost index, during a period in which no adjustment or a different adjustment applied.

For example, if cost increases for labor and silicon metal give rise to upward price adjustments for calendar year 2015, then Seller shall be entitled, in April 2015, to payment for the full price increases for labor and silicon metal retroactive to January 1, 2015.  If, thereafter in October 2015, the cost of electricity gives rise to an upward price adjustment, then Seller shall be entitled, in October 2015, to payment for the full price of the electricity increase, retroactive to January 1, 2015.  The upward price adjustments for each of these three cost components will remain in effect until Seller performs the next annual Cost Structure Adjustment calculations in 2016.  If, upon performing the calculation for labor and silicon metal in, for example, April 2016, no upward price adjustment is triggered (which would have been effective retroactive to January 1, 2016), then, within 30 days, Seller shall issue a credit to Buyer to be applied against future purchases, in the amount of the applicable 2015 upward adjustment (e.g. for labor, silicon metal or electricity) per kilogram that Buyer paid from January 1, 2016 until Seller gives such notice.  If, instead, upon performing the respective Cost Structure Adjustment calculations in 2016, one or more upward price adjustments are triggered, they will be effective retroactive to January 1, 2016.

Any Cost Structure Adjustment applicable under this Section 8 shall be in addition to and cumulative with any other price adjustments under this Agreement, including without limitation taxes or other charges provided for in Section 16 hereof.

Buyer acknowledges that, should any of the cost indices referenced in Exhibit C that are components of the Cost Structure Adjustment formulae no longer be published as anticipated, or the data presentation, data provided, or data preparation be changed such that Seller, in its sole discretion, determines that the purpose of this Cost Structure Adjustment provision has or will fail to achieve its purpose, then Seller shall select a replacement index or benchmark, which shall be binding upon Buyer’s written agreement, which consent shall not be unreasonably withheld.

9.                                      Payment.  Payment terms are net *** days from the date of the invoice.  Finance charges of ***% per month (***% per annum) shall be assessed on payments past due from the payment due date to the date payment is received.  Failure to pay invoices when due or finance charges when assessed may result in delayed or cancelled shipments.  No deductions, setoffs, defenses or counterclaims from invoices are permitted.  Delay or cancellation by Seller of shipments resulting from Buyer’s non-payment will not relieve Buyer from any obligation set forth in this Agreement.

10.                               Freight Terms, Title and Risk of Loss.

(a)                                 Subject to Section 10(b), all shipments of Products shall be made to destinations outside the United States , and freight terms for the shipment of such Products shall be DAP (Incoterms 2010) at the first non-United States destination for delivery, which destination shall be mutually agreed by Buyer and Seller.  Title and risk of loss of such Products shall pass to Buyer upon delivery at such non-United States destination.  Seller shall insure all shipments until title and risk of loss pass to Buyer.  Seller shall select the mode of shipment and shall select and engage the carrier(s) and otherwise arrange for shipment to such non-United States destination; provided however (and notwithstanding anything in DAP (Incoterms 2010) to the contrary), Buyer shall reimburse Seller for all costs and expenses of shipping such Product from Seller’s plant to the non-United States destination.  Seller shall invoice Buyer for such charges and expenses.  Seller shall use all commercially reasonable efforts available to Seller to obtain competitive rates for shipping, and Seller shall advise Buyer, no later than November 30 of each calendar year during the Term, of its best estimate of the shipping rates expected to apply during the following calendar year.

(b)                                 Buyer may direct that Products sold for use, consumption or disposition in the United States by Buyer have a shipping destination within the United States.  Freight terms for the shipment of such Products with a shipping destination within the United States shall be FCA (Incoterms 2010) from any of Seller’s designated shipping points, and title to such Products shall pass to Buyer upon delivery to carrier at Seller’s designated shipping point.

11.                               Termination and Damages.  The parties acknowledge that it is their express intent that Buyer is obligated to purchase and Seller is obligated to supply the Contract Quantity over the Term of this Agreement, and that the basis and circumstances under which the parties may terminate this Agreement prior to the expiration of the Term of this Agreement are expressly limited to the terms of this Section 11.

(a)                                 Default by Seller: Failure to Supply Product.  Upon default by Seller of its obligation to supply a material amount of the Contract Quantity of Product listed on Table I of Exhibit B, provided such failure is not, in full or in part, the result of a Force Majeure Event as defined in Section 17 or any default by Buyer, Buyer may serve a written notice of default upon Seller.  Seller shall have 135 days (commencing on the date written notice is received by Seller) to cure such default.  If such default is not cured within 135 days, and provided there is no uncured Buyer default, Buyer may at its option elect to terminate this Agreement by a second written notice provided to Seller within 30 days following the end of such 135 day period.  If Buyer elects to terminate, Buyer’s sole remedy and damages against Seller in connection with this Agreement will be a refund, payable by Seller within thirty (30) days of Seller’s receipt of Buyer’s written election to terminate this Agreement, of the Net Remaining Advance Payment Balance, without interest.

If Buyer elects not to terminate this Agreement under the default circumstances set forth above, then Buyer and Seller shall negotiate in good faith toward a new delivery schedule and the quantities to be supplied pursuant to that schedule (“Modified Anticipated Delivery Agreement”).  Under these circumstances, Buyer’s sole remedy and damages against Seller will be a refund of that portion of the Net Remaining Advance Payment Balance, without interest, which is to be calculated by multiplying the difference between (i) the Contract Quantity remaining to be delivered on the date the Modified Anticipated Delivery Agreement is signed by Seller and (ii) the quantity of Product to be delivered in the future by Seller under the Modified Anticipated Delivery Agreement, by the Advance Payment per kilogram set forth in Table I of Exhibit B.

Seller will not be required to deliver Product which was not previously delivered by Seller and for which the Net Remaining Advance Payment Balance has been refunded by Seller to Buyer.  Delay or cancellation by Seller of shipments resulting from Buyer’s non-payment shall not provide Buyer any termination rights or rights to damages set forth in this Section 11.

(b)                                 Default by Seller: Non-Conforming Products.  If Buyer claims that the Products received by Buyer are not compliant with the Limited Warranty set forth in Section 14, Buyer shall deliver written notice thereof to Seller within 90 days after delivery by Seller, and Seller shall have a reasonable opportunity to examine the Products relating to such claim.  Buyer agrees that its sole and exclusive remedy against Seller, in the event of a breach of the Limited Warranty set forth in Section 14, shall be limited, at Seller’s sole discretion, to either: (i) the revision, repair or replacement of Products that are not compliant with Section 14 or (ii) refund payment not to exceed the purchase price (including any Advance Payment applied to purchases of such Products) of the specific non-compliant Products.  In the event that Seller elects to remedy any breach of the Limited Warranty under section (ii) of the preceding sentence, any quantity of Product for which the purchase price has been refunded will reduce Seller’s obligation to supply Product and Buyer’s obligation to purchase Product hereunder by an equivalent amount.  Buyer further acknowledges and agrees that in the event that Seller elects to refund payments as provided in the alternate remedy (ii) above, this exclusive remedy provision shall not have failed of its essential purpose.  Any replacement or refund is conditional on Seller receiving written notice from Buyer during the 90 day period specified above, and failure by Buyer to deliver such notice within such period shall constitute a waiver by Buyer of all rights or claims under this Agreement with respect to any claim of defect of the Products.  No claim by Buyer against Seller shall be allowed after Products have been processed in any manner or transferred to any third party pursuant to Section 2 or otherwise.  If requested by Seller, all unconsumed Products alleged by Buyer to be other than as warranted in Section 14 shall be returned to Seller freight collect.

(c)                                  Limitation of Buyer’s Remedies.  EXCEPT AS PROVIDED IN SECTION 11 AND SECTION 13 HEREOF, NO OTHER REMEDY (INCLUDING, BUT NOT LIMITED TO, INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR LOST PROFITS, LOST SALES, INJURY TO PERSON OR PROPERTY, OR ANY OTHER INCIDENTAL OR CONSEQUENTIAL LOSS) SHALL BE AVAILABLE TO BUYER.

(d)                                 Limitation of Buyer’s Damages.  THE DAMAGE LIMITATION FOR BREACH OF THE LIMITED WARRANTY OF SECTION 14 IS AS SET FORTH IN

SECTION 11(b) ABOVE.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, SELLER’S MAXIMUM AGGREGATE LIABILITY FOR ANY OTHER CLAIMS ARISING OVER THE TERM OF THIS AGREEMENT, IF ANY, FOR ALL DAMAGES, INCLUDING WITHOUT LIMITATION CONTRACT DAMAGES AND DAMAGES FOR INJURIES OR DEATH TO PERSONS OR PROPERTY, WHETHER ARISING FROM SELLER’S BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, PRODUCT LIABILITY, STRICT LIABILITY, OR OTHER TORT, IS LIMITED TOTHE AGGREGATE OF THE GROSS PRICE RECEIVED BY SELLER , (AS SET FORTH IN TABLES II A AND B, AND TABLES III A — B OF EXHIBIT B) AT THE TIME SUCH LIABILITY IS DETERMINED.  IN NO EVENT SHALL SELLER BE LIABLE FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST REVENUES AND PROFITS.  THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF THE LIMITED REMEDY OR ANY OTHER REMEDY SET FORTH IN THIS AGREEMENT.  BUYER ACKNOWLEDGES THAT UNDER NO CIRCUMSTANCE WILL BUYER BE ENTITLED TO RECOVER DAMAGES COLLECTIVELY FROM SELLER AND/OR ANY GUARANTOR OF SELLER, AS APPLICABLE, THAT ARE GREATER THAN THE AMOUNT BUYER COULD HAVE OTHERWISE RECOVERED FROM SELLER ALONE UNDER THIS AGREEMENT.

(e)                                  Default by Buyer: Payments, Take-or-Pay, Use of Products and Representations and Warranties.  Upon default by Buyer of its obligation to:

(i)            pay any installment of the Advance Payment; or

(ii)           comply with its purchase or take-or-pay obligations; or

(iii)          make payment for the Products; or

(iv)          use the Products (including any use of the Products by Buyer Group members or persons who have entered into supply agreements with a Buyer Group member (as described in Sections 2(a) and 2(b) hereof)) only for Buyer’s manufacturing purposes in solar applications;

Buyer shall have 135 days to cure such default.  If such default continues for more than 135 days after Buyer received notice thereof, or if any of Buyer’s representations and warranties in this Agreement (including, without limitation, in Section 20) were not true and accurate as of the Effective Date or become untrue or inaccurate during the Term of this Agreement, Seller may, at its option, terminate this Agreement by written notice to Buyer, and Seller will have no further obligation to supply Product to Buyer, and Seller will thereupon be entitled, in addition to any other remedies and damages available to Seller at law and equity, to the following damages:

A.                                    payment by Buyer to Seller of all Advance Payment amounts due under Section 6 and not yet paid by Buyer to Seller; and

B.                                    retention of any Net Remaining Advance Payment Balance; and

C.                                    payment by Buyer to Seller for all Product delivered; and

Buyer acknowledges and agrees that damages suffered by Seller in connection with any of the defaults of Buyer set forth in this Section 11(e) would be difficult to calculate and that the payments made by Buyer under this Section 11(e) constitute liquidated damages and do not constitute a penalty.

Buyer acknowledges and agrees that the 135-day cure period provided in this Section 11(c) is not intended to and shall not extend the payment terms beyond those set forth in Section 9 hereof.

(f)                                   Default by Buyer: Confidentiality and Trade Secrets.  In the event of a breach or a threatened breach by Buyer of Section 12, Buyer acknowledges and agrees that Seller will face irreparable injury which cannot be completely or adequately remedied by monetary damages and that Seller shall be entitled, in addition to remedies otherwise available at law or in equity, to a temporary restraining order, a preliminary injunction, and a final injunction enjoining such breach or threatened breach

(g)                                  Termination for Seller’s Failure to Comply with Section 6 Obligations.  If Seller fails to either deliver a Guaranty or assign this Agreement, in either case as provided in Section 6 hereof, by June 30, 2011, Buyer shall be entitled to terminate this Agreement by written notice to Seller and, upon such termination, neither party shall have any further obligations to the other party under this Agreement, except for each party’s obligations under the provisions contained in this Agreement that expressly survive termination of this Agreement.

12.                               Confidentiality and Trade Secrets.

(a)                                 Seller and Buyer acknowledge and agree that certain information each party has received or may receive from the other party or from the other party’s Affiliates in connection with this Agreement, including information regarding research, technology, technical specifications, product developments, marketing plans or conditions, products, business strategies, and the like, constitutes “Confidential Information” of the other party and shall be deemed disclosed by the other party to the receiving party.  The purpose for exchanging Confidential Information is to allow the parties to use Confidential Information solely for the purpose of meeting their obligations and responsibilities under this Agreement.  The party receiving any Confidential Information, and its employees, attorneys, financial advisors, officers, directors, shareholders and members who receive Confidential Information, shall not, except with the prior written consent of the disclosing party, (i) use Confidential Information for any purpose other than those purposes permitted under this Agreement, whether for itself or for the benefit of another, or

(ii) divulge, disclose, publish or communicate, to any person, firm, corporation or entity, in any manner whatsoever, the terms of this Agreement or any Confidential Information of the disclosing party; provided, however, that (i) Seller may use, divulge, disclose or communicate the terms of this Agreement or Confidential Information of the disclosing party to its Affiliates, members, and/or shareholders, and Affiliates of those entities, on a “need-to-know” basis, subject to the provisions of this Section 12, without first obtaining Buyer’s written consent; and (ii) Buyer may use, divulge, disclose or communicate the terms of this Agreement or Confidential Information of the disclosing party to Buyer Group members on a “need-to-know” basis, subject to the provisions of this Section 12, provided that Seller has consented in writing in advance to such disclosure, which consent shall not be unreasonably withheld.  Each party further agrees, for itself and for any person to whom a disclosure is permitted and made, to use the same degree of care to maintain as confidential and to avoid non-permitted use or disclosure of the Confidential Information disclosed to it under this Agreement as it employs with respect to its own confidential information, but at all times shall use at least reasonable care to protect against a non-permitted use or disclosure.  Confidential Information does not and shall not include information that:

(i)            was already known to the receiving party at the time such Confidential Information is disclosed by the other party;

(ii)           was or became publicly known through no wrongful act of the receiving party;

(iii)          was rightfully received from a third party without restriction;

(iv)          was independently developed by the receiving party; or

(v)           was required for legal or financial reporting purposes to be disclosed; provided, however, that the party being required to disclose shall, if circumstances permit, provide advance notice to the other party and shall allow the other party a reasonable opportunity to oppose such disclosure, if appropriate.

The obligations not to use and not to disclose Confidential Information received by a party under this Agreement shall continue during the Term of this Agreement and for a period of 10 years thereafter, and thus survive the termination or expiration of this Agreement.

(b)                                 The parties further acknowledge and agree that certain of the Confidential Information that has been or will be provided to Buyer in connection with this Agreement concerns technical information related to the Products, the design, composition, performance, characteristics, manufacture, and use of the Products, and applications for the Products, including research, test results, and test methodologies, and also constitutes or reflects trade secrets of Seller or an Affiliate of Seller (herein collectively “Seller’s Trade Secrets”).  Buyer acknowledges and agrees that Seller’s Trade Secrets are owned by Seller or an Affiliate of Seller, are secret, are being provided to Buyer in confidence, are the subject of reasonable efforts by Seller to keep them secret, and that Seller has derived value because of their secrecy, as evidenced by, among other things, the parties entering into this Agreement.  Buyer agrees for itself and any person to whom a disclosure is permitted and made, to use the same degree of care to maintain as confidential and to avoid any non-permitted use or disclosure of Seller’s Trade Secrets as it employs with respect to its own trade secret information, but at all times shall use at least reasonable care to protect Seller’s Trade Secrets against non-permitted use or disclosure.  The obligations not to use and not to disclose Seller’s Trade Secrets shall continue during the Term of this Agreement and, with respect to each Seller Trade Secret, for so long thereafter as Seller and/or Seller’s Affiliate maintains such Trade Secret as a trade secret, and thus survive the termination or expiration of this Agreement.

(c)                                  Buyer will be liable for any breach of this Section 12 by any Buyer Group member or any person to whom Buyer is permitted to disclose Seller’s Confidential Information and/or Seller’s Trade Secrets.

13.          Patents.  If any suit is brought against Buyer for infringement of any United States Letters Patent, alleging that the Products manufactured by Seller, or an Affiliate of Seller, infringe any United States Letters Patent, Seller shall, at its own expense, and at the option of Seller, either procure for Buyer the right to continue using the infringing Product, replace the same with non-infringing materials which conform to the available specifications, modify such Product in a manner acceptable to Seller so it becomes non-infringing, or defend the suit.  To the extent that Seller elects to defend the suit, Seller shall defend and control the suit against these allegations only, and shall pay any award of damages assessed against Buyer in the suit only to the extent that the damages are awarded in connection specifically with a final adjudication, with all appeals as of right exhausted or waived, that the Product infringes a valid, enforceable patent claim, provided that Buyer (or any Buyer Group member or supplier who has entered into an agreement with a Buyer Group member) (a) has not materially changed the Product; (b) gives Seller prompt notice in writing of the institution of the suit; (c) fully cooperates with Seller in connection with Seller’s defense or settlement of the suit; and (d) to the full extent of Buyer’s power to do so, Buyer permits Seller to defend and control the suit against these allegations.  The above fully expresses Buyer’s exclusive remedy and Seller’s sole responsibility with respect to infringement of any patent by the Products, and Seller EXPRESSLY DISCLAIMS ANY OTHER WRITTEN OR UNWRITTEN, EXPRESS OR IMPLIED, WARRANTY AGAINST INFRINGEMENT with respect to the Products.  Seller does not warrant that use of any Products delivered hereunder will not infringe any claim or claims of any patent or warrant against infringement by reason of the use thereof in combination with other material or in the operation of any process.  In no circumstance shall Seller be liable to defend or pay any award of damages assessed against Buyer in any suit or cause of action alleging that the use of the Products infringes any patent.

14.          Limited Warranty.  Buyer acknowledges and agrees that Seller warrants only that: (i) upon delivery to the carrier, the Products will meet the applicable Product Specifications, as set forth in Exhibit A and (ii) the Products will be delivered free from any security interest, lien or encumbrance.  THIS LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM COURSE OF PERFORMANCE OR COURSE OF DEALING, ALL SUCH OTHER WARRANTIES BEING EXPRESSLY DISCLAIMED.  Seller does not warrant that the Products will not cause any health or safety hazards or risks.

15.          Exclusion and Waiver of Remedies, Liability and Damages As Against Seller’s Affiliates.  Subject to Section 6, Section 28 and the Guaranty (if a Guaranty is delivered), Buyer acknowledges and agrees that any and all potential claims, remedies, liabilities or damages sought by Buyer against Seller arising directly or indirectly from Seller’s performance under this Agreement may be asserted by Buyer against Hemlock Semiconductor Pte. Ltd. only and not against any other Affiliates of Hemlock Semiconductor Pte. Ltd. or any directors, officers, employees, agents or representatives of Hemlock Semiconductor Pte. Ltd. or its Affiliates.  Buyer further acknowledges and agrees that, subject to Section 6, Section 28 and the Guaranty (if a Guaranty is delivered), only Hemlock Semiconductor Pte. Ltd will be answerable at law or in equity for the obligations of Seller to perform under this Agreement and Buyer hereby forever waives any and all claims that it might seek to assert against any other Affiliate of Hemlock Semiconductor Pte. Ltd. and any directors, officers, employees, agents or representatives of Hemlock Semiconductor Pte. Ltd. or its Affiliates relating directly or indirectly to this Agreement.

16.          Taxes and Other Charges.  In the event that any governmental authority (federal, state, local or otherwise) imposes, levies or assesses a tax, surcharge, assessment or any other additional charge on the production, sale, use, transportation, shipment, conveyance or delivery of the Products, Seller may (at its sole option), in accordance with applicable law, add up to *** percent (***%) of such tax, surcharge, etc., to the Gross Price of the Products.  This tax, surcharge, etc., shall include (but not be limited to):  charges associated with environmental factors (e.g., carbon charges, charges associated with green-house gases), emission fees, and charges required for the purchase of carbon or emission off-sets and credits.  The price may be adjusted upward regardless of whether such charges are incurred directly by Seller or imposed indirectly upon it (e.g., charges imposed on an energy provider and billed indirectly to Seller).

17.          Force Majeure.  Seller shall not be liable for delays or failures in performance of an order or default in delivery arising out of or resulting from causes beyond its control, including, but not limited to, acts of God, acts of the government or the public enemy, natural disasters, fire, flood, epidemics, quarantine restrictions, strikes, freight embargoes, severe weather, war or acts of terrorism (each, a “Force Majeure Event”).  In the event of any such delay of Seller’s performance, Buyer shall continue to honor its obligations hereunder that existed as of the time of the delay, and thereafter shall honor its obligations hereunder if and when Seller resumes performance.  The Term of this Agreement may be extended so as to complete the purchase and delivery of Product affected by a Force Majeure Event (“Affected Product”).  Seller will provide Buyer with notice of the delivery schedule for the Affected Product prior to delivery as well as notice of its extension of the Term of this Agreement.

In addition, if due to a Force Majeure Event or any other cause, Seller is unable to supply sufficient goods to meet all demands from customers and internal uses, Seller shall have the right to allocate supply among its customers and internal uses in any manner in which Seller, in its sole discretion, may determine.

18.          No Third Party Beneficiary Rights; No Rights or Remedies To Buyer Group.

This Agreement establishes no third party beneficiary rights in any persons or entities not parties hereto, including without limitation any Buyer Group member or persons who have entered into supply agreements with a Buyer Group member (as described in Sections 2(a) and 2(b) hereof); and, subject to Section 28, no provision in this Agreement shall be construed or deemed in any way to inure to the benefit of any persons or entities not parties hereto, including, but not limited to, any person or entity described in Sections 2(a) and 2(b), so as to constitute any such person or entity as a third party beneficiary of any or all of this Agreement or otherwise give rise to any cause of action to such third party.

No Buyer Group members or other persons who have entered into supply agreements with a Buyer Group member (as described in Sections 2(a) and 2(b) hereof) shall have any rights or remedies against Seller under any provision of this Agreement, and Buyer shall indemnify Seller pursuant to Section 19 hereof for any claim asserted against Seller by any such person or entity.

19.          Indemnification.  Except as provided in Section 13 hereof, Buyer shall defend, indemnify and hold harmless Seller, its owners, members, Affiliates, officers, directors, employees and agents (collectively the “Seller Indemnitees”) from and against any and all liabilities, losses, claims, and expenses (including reasonable attorneys’ fees) as a result of third party claims or actions arising out of (a) Seller’s performance under this Agreement, (b) negligence of a Seller Indemnitee, or (c) the sale or use of the Products or the handling or further processing thereof following delivery by Seller hereunder; provided, however, that Buyer shall have no obligation to indemnify the Seller Indemnitees for any liability, loss, claim, or expense (including attorneys’ fees) to the extent established in a final judgment by a court of competent jurisdiction to have resulted from a Seller Indemnitee’s gross negligence or willful misconduct.

20.          Representations and Warranties.  Each of Buyer and Seller hereby represents and warrants to the other as follows:

(a)                                 Organization and Good Standing.  Such party is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Such party is not in default under or in violation of any provisions of its organizational documents.

(b)                                 Authority and Enforceability.  Such party has all corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and perform its obligations hereunder.  The execution and delivery by such party of this Agreement and the performance by such party of the transactions contemplated hereby have each been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action.  This Agreement has been duly executed and delivered by such party and, assuming due execution and delivery by the other party, constitutes a valid and binding obligation of such party, enforceable against it in accordance with its terms.

(c)                                  No Conflicts; Consents.  The execution and delivery of this Agreement by such party, the performance by it of its obligations hereunder, and the compliance by it with the terms and conditions hereof, will not: (i) violate any provision of its organizational documents, or (ii) violate any law, rule, regulation, accounting principle, financial disclosure obligation, or order of any court or governmental authority or agency that is applicable to or binding on such party.  The execution and delivery by such party of this Agreement and the performance by such party of its obligations hereunder do not require: (a) any authorization, consent or approval of, or notice to, any person or entity under any contract or agreement to which such party is party; or (b) any authorization, consent, approval, certification, license or order of, or any filing with or notice to, any governmental entity.

(d)                                 Legal Proceedings.  There are no legal proceedings pending or, to the knowledge of such party, threatened before any governmental department, commission, board, agency, or instrumentality that would prevent the execution and delivery by such party of this Agreement, the consummation of the transactions contemplated hereby or the performance by such party of its obligations hereunder, or that would otherwise adversely affect the validity or enforceability of this Agreement, nor, to the knowledge of such party, is there any reasonable basis for any such proceeding.

21.          Notice.  Any notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed delivered to a party (i) when actually received by the representatives designated below to receive notices, or (ii) (a) when delivered to the designated recipients’ addresses listed below (addressed to the designated recipients) by certified or registered mail (return receipt requested) and (b) when delivered by confirmed facsimile to the recipients’ numbers designated below.  Either party may change its addresses or representatives for receiving notices upon notice to the other.

If to Seller to:                                                                      Hemlock Semiconductor Pte. Ltd.
101 Thomson Road
#26-03 United Square
Singapore 307591
Attn.: Corporate Secretary
Fax No.: 65-6253-6070

With a copy to:                                                            Hemlock Semiconductor Pte. Ltd.
101 Thomson Road
#26-03 United Square
Singapore 307591

Attn.: General Counsel/Legal Department
Fax No.: 65-6253-6070

If to Buyer to:                                                                  JA Solar Technology Yangzhou Co., Ltd
No.1 Jianhua Rd., Yangzhou , Jiangsu, China
Attn.: Corporate Procurement Department
Fax No.: +86-21-6096-5727

22.          Choice of Law.  This Agreement is made in, and shall be governed and controlled in all respects by the laws of, the State of New York, U.S.A. (specifically disclaiming the United Nations Convention on Contracts for the International Sale of Goods), and all disputes, including those related to interpretation, enforceability, validity, and construction, shall be determined under such laws, all without giving any effect to any choice or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than that set forth in this section.

23.          Choice of Forum; Time Period.  The parties submit to the exclusive jurisdiction of the state and federal courts of the State of New York, U.S.A. for all disputes and actions arising, directly or indirectly, out of this Agreement, the performance of this Agreement, or the breach of this Agreement.  Any action arising, directly or indirectly, out of this Agreement must be commenced within two (2) years after the cause of action has accrued.

24.          Waiver.  Seller’s failure to exercise a right or remedy, or Seller’s acceptance of a partial or delinquent payment, shall not operate as a waiver of any of Seller’s rights or Buyer’s obligations under the Agreement and shall not constitute a waiver of Seller’s right to declare an immediate or a subsequent default.

25.          Severability.  If one or more of the provisions of this Agreement shall be found by the court with jurisdiction to be illegal, invalid or unenforceable, it shall not affect the legality, validity or enforceability of any of the remaining provisions of this Agreement.  The parties agree to attempt to substitute for any illegal, invalid or unenforceable provision a legal, valid or enforceable provision that achieves to the greatest extent possible the economic objectives, allocation of responsibility, or limitation of warranties and damages of the illegal, invalid or unenforceable provision.

26.          Merchants/Sophisticated Parties.  Seller and Buyer acknowledge and agree that: (i) both are sophisticated business entities with expertise and experience in all matters relating to this Agreement; (ii) Buyer and Seller are both “merchants,” and this Agreement is “between merchants,” as those terms are defined and used in the laws of the State of New York; (iii) there was equal bargaining power between the parties in their negotiation and execution of this Agreement; (iv) neither party acted under any duress, economic or otherwise, when considering and entering into this Agreement; and (v) both parties had a full opportunity, and did, consult with their respective counsel before entering into this Agreement.

27.          Integration.  This Agreement and the Exhibits attached hereto, constitute the entire understanding between the parties with respect to the subject matter of this Agreement and supersede any prior discussions, representations, negotiations, agreements, memoranda of understanding, drafts and the like.  In future communications, Seller and Buyer may employ their standard forms, but nothing in those forms will be construed to modify or amend the terms and conditions of this Agreement, and, in the case of any conflict with the terms of this Agreement, the terms and conditions of this Agreement will control.  Additional or different terms contained in any Buyer document (including, without limitation, any purchase order, estimate, order acknowledgement, payment remittance, or other correspondence) shall not be binding, and shall not create, nor be construed to create any modification of Buyer’s or Seller’s rights or obligations under this Agreement.  Modifications to this Agreement may be made only in a writing signed by each party or as specified in Section 2.

28.          Assignments.  No assignment of this Agreement or of any right or obligation under this Agreement shall be made by Buyer without the prior written consent of Seller.  Seller may at any time and for any reason assign this Agreement and/or any right or obligation under this Agreement, in whole or in part, to any Affiliate of Seller without the prior written consent of Buyer, including the right to sell Product to Buyer in the event Buyer requests a shipping destination in the United States pursuant to Section 10(b) hereof.  In the event of a proper assignment, the Agreement shall be binding upon and inure to the benefit of the assigning party’s successors and assigns; and, in the event of a default by the assignee, the assignor will remain liable.

29.          Dollars.  All references to monetary amounts shall be in U.S. Dollars.

30.          Captions.  Captions and section headings in this Agreement are for reference purposes only and are not intended to be substantive terms of this Agreement between the parties.

31.          Attorney Fees and Costs.  In the event of Seller’s seeking to enforce any terms or conditions in this Agreement, Buyer shall be liable to Seller for all costs, including attorney fees, incurred by Seller in seeking to enforce the Agreement and in seeking to collect any sums owed by Buyer to Seller. Notwithstanding the foregoing, Buyer shall not be liable for such fees and costs to the extent such fees and costs arise from a matter that is established by final judgment by a court of competent jurisdiction to have been caused by Seller.

32.          Agreement Preparation.  This Agreement shall be considered for all purposes as prepared through the joint efforts of the parties and shall not be construed against one party or the other as a result of the manner in which this Agreement was negotiated, prepared, drafted or executed.

33.          Execution Deadline; Effective Date.  This Agreement must be executed by Buyer and returned to Seller before May 6, 2011.  If the Agreement is not executed and returned to Seller by that date, Seller’s offer to enter into this Agreement shall be revoked and shall be considered never to have been made.

ACCEPTED AND AGREED:

JA Solar Technology Yangzhou Co., Ltd.		HEMLOCK SEMICONDUCTOR PTE. LTD.

By:	/s/ Jian Xie	By:	/s/ Jim Stutelberg
Printed Name:	Jian Xie	Printed Name:	Jim Stutelberg
Title:	COO	Title:	Vice President
Date:	May 4, 2011	Date:	May 4, 2011

EXHIBIT A

PRODUCT SPECIFICATIONS
POLYCRYSTALLINE SILICON SPECIFICATION & DESCRIPTION

***

EXHIBIT B

TABLE I

	Total Contract Quantity (in Kilograms)		Total Advance Payment

	***		$ ***

Calendar Year	Contract Quantity Per Year (in Kilograms)	Advance Payment Per Kilogram	Net Remaining Advance Payment at Year-End (to be Prorated for Buyer Payments for Contract Quantity)

2013	***	***	***
2014	***	***	***
2015	***	***	***
2016	***	***	***
2017	***	***	***
2018	***	***	***
2019	***	***	***
2020	***	***	***

EXHIBIT B (continued)

Table II A

Calendar Year	Product	Type	Package	Gross Price Per kg	Net Price Per kg
2013	HSC DMS	Chunk	Bulk	***	***
2014	HSC DMS	Chunk	Bulk	***	***
2015	HSC DMS	Chunk	Bulk	***	***
2016	HSC DMS	Chunk	Bulk	***	***
2017	HSC DMS	Chunk	Bulk	***	***
2018	HSC DMS	Chunk	Bulk	***	***
2019	HSC DMS	Chunk	Bulk	***	***
2020	HSC DMS	Chunk	Bulk	***	***

Table II B

Calendar Year	Product	Type	Package	Gross Price Per kg	Net Price Per kg
2013	HSC SGB	Chunk	10 kg Bags	***	***
2014	HSC SGB	Chunk	10 kg Bags	***	***
2015	HSC SGB	Chunk	10 kg Bags	***	***
2016	HSC SGB	Chunk	10 kg Bags	***	***
2017	HSC SGB	Chunk	10 kg Bags	***	***
2018	HSC SGB	Chunk	10 kg Bags	***	***
2019	HSC SGB	Chunk	10 kg Bags	***	***
2020	HSC SGB	Chunk	10 kg Bags	***	***

EXHIBIT B (continued)

Table III A*

Calendar Year	Product	Type	Package	Gross Price Per kg	Net Price Per kg
2013	HSC DMSL	Big Piece	Bulk	***	***
2014	HSC DMSL	Big Piece	Bulk	***	***
2015	HSC DMSL	Big Piece	Bulk	***	***
2016	HSC DMSL	Big Piece	Bulk	***	***
2017	HSC DMSL	Big Piece	Bulk	***	***
2018	HSC DMSL	Big Piece	Bulk	***	***
2019	HSC DMSL	Big Piece	Bulk	***	***
2020	HSC DMSL	Big Piece	Bulk	***	***

Table III B*

Calendar Year	Product	Type	Package	Gross Price Per kg	Net Price Per kg
2013	HSC 840	Chips	10 kg Bags	***	***
2014	HSC 840	Chips	10 kg Bags	***	***
2015	HSC 840	Chips	10 kg Bags	***	***
2016	HSC 840	Chips	10 kg Bags	***	***
2017	HSC 840	Chips	10 kg Bags	***	***
2018	HSC 840	Chips	10 kg Bags	***	***
2019	HSC 840	Chips	10 kg Bags	***	***
2020	HSC 840	Chips	10 kg Bags	***	***

*  This Product may not be available to Buyer for purchase under this Agreement unless and until Seller, in its sole discretion, elects to offer it for sale to Buyer; and, if Seller so elects, it shall be in Seller’s sole discretion to determine the timing and quantity of any such sales.  Seller however, in its sole discretion, may fill Buyer orders for Products bearing Codes HSC DMS and HSC SGB (for which prices are set forth in Table II A — B) with this product and/or with any combination of Products.

EXHIBIT C

Electricity Cost Changes:  The parties agree that, pursuant to the formula set forth herein, increases in the cost of electricity that exceed the Cumulative Electricity Base Increase Percentage may increase the Gross Price of the Products, and decreases in the cost of electricity that exceed the Cumulative Electricity Base Decrease Percentage may decrease the Gross Price of the Products.  Specifically, Seller shall increase the Gross Price of each Product by *** per kilogram for each whole percentage point that the Cumulative Actual Electricity Percentage exceeds the Cumulative Electricity Base Increase Percentage for a calendar year, and Seller shall decrease the Gross Price of each Product by *** per kilogram for each whole percentage point that the Cumulative Actual Electricity Percentage is less than the Cumulative Electricity Base Decrease Percentage for a calendar year.

“Cumulative Electricity Base Increase Percentage” means a constant rate of increase of ***% for each calendar year (“Electricity Base Increase Percentage”) commencing with calendar year 2011, compounded annually through the end of the Term of this Agreement.

“Cumulative Electricity Base Decrease Percentage” means a constant rate of decrease of ***% for each calendar year (“Electricity Base Decrease Percentage”) commencing with calendar year 2011, compounded annually through the end of the Term of this Agreement.

“Actual Electricity Percentage” means the percentage change from one year to the next in the rate known as the Average Price by State By Provider (industrial price, full service providers — EIA 861) published by the Energy Information Administration (“EIA”).  The applicable rate used in calculating the percentage change from year to year shall be an average of the EIA-861 rates for Michigan and Tennessee.  The Actual Electricity Percentages will begin with the rate change from calendar year 2009 to calendar year 2010, as reflected in the EIA data that is expected to be published in the fourth quarter of 2011.  Such change from 2009 to 2010 will be the Actual Electricity Percentage applicable in 2011.  Seller shall make the same calculation annually through the end of the Term of this Agreement, each time comparing the rates for the immediately preceding two years.  The parties anticipate that 2019 will be the last year before the end of the Term of this Agreement for which EIA data will be used for purposes of making a price adjustment, if any, effective January 1, 2020.

“Cumulative Actual Electricity Percentage” means the percentage change of the Actual Electricity Percentage for each year, beginning in calendar year 2011, compounded annually through the end of the Term of this Agreement.

Example of Electricity Cost Increases

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Electricity Base Increase Percentage:	***	***	***	***	***	***	***	***	***	***
Cumulative Electricity Base Increase Percentage:	***	***	***	***	***	***	***	***	***	***
Actual Electricity Percentage:	***	***	***	***	***	***	***	***	***	***
Cumulative Actual Electricity Percentage:	***	***	***	***	***	***	***	***	***	***
Percentage Difference:	***	***	***	***	***	***	***	***	***	***
Price Increase / KG:	***	***	***	***	***	***	***	***	***	***

In the above example, the Actual Electricity Percentage for 2011 is ***%, reflecting the rate change from 2009 to 2010.  The Actual Electricity Percentage for 2012 is ***%, reflecting the rate change from 2010 to 2011.  The Cumulative Electricity Base Increase Percentage in 2012 is ***%, reflecting the annual compounding of the Electricity Base Increase Percentage beginning in 2011.  There is no upward price adjustment for 2011 or 2012 because the Cumulative Actual Electricity Percentage does not exceed the Cumulative Electricity Base Increase Percentage by at least one whole percentage point in either year; rather, it is ***% lower in 2011 and ***% lower in 2012.  The Gross Price increase of $*** per kilogram effective January 1, 2014, reflects that the Cumulative Actual Electricity Percentage of ***% exceeds the Cumulative Electricity Base Increase Percentage of ***% by ***%, or, by at least one whole percentage point, thereby triggering an upward price adjustment for electricity.

The upward price adjustment of $*** per kilogram effective January 1, 2014 is in addition to any price adjustment for labor or silicon metal, and remains in effect until Seller performs the Cost Structure Adjustment calculation for electricity in 2015.  In this example, there is no upward price adjustment imposed retroactive to January 1, 2015 because the Cumulative Actual Electricity Percentage of ***% exceeds the Cumulative Electricity Base Increase Percentage of ***% by only ***%, or, by less than one whole percentage point.  Buyer, however, will have continued to pay the $*** per kilogram that was imposed for 2014 until Seller performed the Cost Structure Adjustment calculation in 2015, and therefore Seller, within 30 days of determining that no upward adjustment applies for 2015, owes Buyer a credit in the amount of $*** per kilogram purchased between January 1, 2015 and the date Seller gives notice of no upward adjustment.  In 2018, the upward price adjustment of $*** per kilogram reflects that the Cumulative Actual Electricity Percentage of ***% exceeds the Cumulative Electricity

Base Increase Percentage of ***% by at least two whole percentage points, thereby resulting in an upward price adjustment of $*** per kilogram x 2, for a total upward price adjustment of $*** per kilogram.

Example of Electricity Cost Decreases

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Electricity Base Decrease Percentage:	***	***	***	***	***	***	***	***	***	***
Cumulative Electricity Base Decrease Percentage:	***	***	***	***	***	***	***	***	***	***
Actual Electricity Percentage:	***	***	***	***	***	***	***	***	***	***
Cumulative Actual Electricity Percentage:	***	***	***	***	***	***	***	***	***	***
Percentage Difference:	***	***	***	***	***	***	***	***	***	***
Price Decrease / KG:	***	***	***	***	***	***	***	***	***	***

In this example, the Actual Electricity Percentage for 2011 is ***%, reflecting the rate change from 2009 to 2010.  The Actual Electricity Percentage for 2012 is ***%, reflecting the rate change from 2010 to 2011.  The Cumulative Electricity Base Decrease Percentage in 2012 is ***%, reflecting the annual compounding of the Electricity Base Decrease Percentage beginning in 2011.  There is no downward price adjustment for 2011 or 2012 because the Cumulative Actual Electricity Percentage is not at least one whole percentage point less than the Cumulative Electricity Base Decrease Percentage in either year; rather, it is ***% more in 2011 and ***% less in 2012.  The Gross Price decrease of $*** per kilogram effective January 1, 2013, reflects that the Cumulative Actual Electricity Percentage of ***% is lower than the Cumulative Electricity Base Decrease Percentage of ***% by ***%, or, by more than one whole percentage point, thereby triggering a downward price adjustment for electricity.

EXHIBIT C (continued)

Labor Cost Changes:  The parties agree that, pursuant to the formula set forth herein, increases in the cost of labor that exceed the Cumulative Labor Base Increase Percentage may increase the Gross Price of the Products, and decreases in the cost of labor that exceed the Cumulative Labor Base Decrease Percentage may decrease the Gross Price of the Products.  Specifically, Seller shall increase the Gross Price of each Product by $*** per kilogram for each whole percentage point that the Cumulative Actual Labor Percentage exceeds the Cumulative Labor Base Increase Percentage for a calendar year, and shall decrease the Gross Price of each Product by $*** per kilogram for each whole percentage point that the Cumulative Actual Labor Percentage is less than the Cumulative Labor Base Decrease Percentage for a calendar year.

“Cumulative Labor Base Increase Percentage” means a constant rate of increase of ***% for each calendar year (the “Labor Base Increase Percentage”) commencing with calendar year 2011, compounded annually through the end of the Term of this Agreement.

“Cumulative Labor Base Decrease Percentage” means a constant rate of decrease of ***% for each calendar year (the “Labor Base Decrease Percentage”) commencing with calendar year 2011, compounded annually through the end of the Term of this Agreement.

“Actual Labor Percentage” means the compensation cost change, expressed as a twelve-month percentage change in the Employment Cost Index published by the United States Department of Labor for compensation costs for civilian workers not seasonally adjusted (“ECI”).  The Actual Labor Percentages will begin with the compensation cost change for calendar year 2010, as reflected in ECI data that is expected to be published in the first quarter of 2011, measuring the change from December 2009 to December 2010.  Seller shall, annually through the end of the Term of this Agreement ascertain the ECI data for the immediately preceding December to December period.  The parties anticipate that 2019 will be the last year before the end of the Term of this Agreement for which ECI data will be used for purposes of making a price adjustment, if any, effective January 1, 2020.

“Cumulative Actual Labor Percentage” means the percentage change of the Actual Labor Percentage for each calendar year, beginning in calendar year 2011, compounded annually through the end of the Term of this Agreement.

Example of Labor Cost Increases

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Labor Base Increase Percentage:	***	***	***	***	***	***	***	***	***	***
Cumulative Labor Base Increase Percentage:	***	***	***	***	***	***	***	***	***	***
Actual Labor Percentage:	***	***	***	***	***	***	***	***	***	***
Cumulative Actual Labor Percentage:	***	***	***	***	***	***	***	***	***	***
Percentage Difference:	***	***	***	***	***	***	***	***	***	***
Price Increase / KG:	***	***	***	***	***	***	***	***	***	***

In the above example, the Actual Labor Percentage for 2011 is ***%, reflecting the compensation cost change from December 2009 to December 2010.  The Actual Labor Percentage for 2012 is ***%, reflecting the compensation cost change from December 2010 to December 2011.  The Cumulative Actual Labor Percentage for 2012 is ***%, reflecting the annual compounding of the Actual Labor Percentage beginning in 2011.  There is no upward price adjustment for 2011 or 2012 because the Cumulative Actual Labor Percentage does not exceed the Cumulative Labor Base Increase Percentage by at least one whole percentage point in either year; rather, it is ***% lower in 2011 and ***% lower in 2012.  The Gross Price increase of $.25 per kilogram effective January 1, 2020, reflects that the Cumulative Actual Labor Percentage of ***% exceeds the Cumulative Labor Base Increase Percentage of ***% by ***%, or, by at least one whole percentage point, thereby triggering an upward price adjustment for labor.

Example of Labor Cost Decreases

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Labor Base Decrease Percentage:	***	***	***	***	***	***	***	***	***	***
Cumulative Labor Base Decrease Percentage:	***	***	***	***	***	***	***	***	***	***
Actual Labor Percentage:	***	***	***	***	***	***	***	***	***	***
Cumulative Actual Labor Percentage:	***	***	***	***	***	***	***	***	***	***
Percentage Difference:	***	***	***	***	***	***	***	***	***	***
Price Decrease / KG:	***	***	***	***	***	***	***	***	***	***

In this example, the Actual Labor Percentage for 2011 is ***%, reflecting the compensation cost change from December 2009 to December 2010.  The Actual Labor Percentage for 2012 is ***%, reflecting the compensation cost change from December 2010 to December 2011.  The Cumulative Actual Labor Percentage for 2012 is ***%, reflecting the annual compounding of the Actual Labor Percentage beginning in 2011.  There is no downward price adjustment for 2011 or 2012 because the Cumulative Actual Labor Percentage is not at least one whole percentage point less than the Cumulative Labor Base Decrease Percentage.  The Gross Price decrease of $*** per kilogram effective January 1, 2013, reflects that the Cumulative Actual Labor Percentage of ***% is lower than the Cumulative Labor Base Decrease Percentage of ***% by ***%, or, by at least one whole percentage point, thereby triggering a downward price adjustment for labor.

EXHIBIT C (continued)

Silicon Metal Cost Changes:  The parties agree that, pursuant to the formula set forth herein, increases in the cost of silicon metal that exceed the Cumulative Silicon Metal Base Increase Percentage may increase the Gross Price of the Products, and decreases in the cost of silicon metal that exceed the Cumulative Silicon Metal Base Decrease Percentage may decrease the Gross Price of the Products.  Specifically, Seller shall increase the Gross Price of each Product by $*** per kilogram for each whole percentage point that the Cumulative Actual Silicon Metal Percentage exceeds the Cumulative Silicon Metal Base Increase Percentage for a calendar year, and shall decrease the Gross Price of each Product by $*** per kilogram for each whole percentage point that the Cumulative Actual Silicon Metal Percentage is lower than the Cumulative Silicon Metal Base Decrease Percentage for a calendar year.

“Cumulative Silicon Metal Base Increase Percentage” means a constant rate of increase of ***% (the “Silicon Metal Base Increase Percentage”) for each calendar year commencing with calendar year 2011, compounded annually through the end of the Term of this Agreement.

“Cumulative Silicon Metal Base Decrease Percentage” means a constant rate of decrease of ***% (the “Silicon Metal Base Decrease Percentage”) for each calendar year commencing with calendar year 2011, compounded annually through the end of the Term of this Agreement.

“Actual Silicon Metal Percentage,” means the percentage price change, expressed as a twelve-month percentage change in the USA CRU Spot — Import price, as published by CRU International LTD (by subscription only) (“CRU Spot”).  The Actual Silicon Metal Percentages will begin with the percentage price change for calendar year 2010, based on CRU Spot data expected to be published in the first quarter of 2011, measuring the change from December 2009 to December 2010.  Seller shall make the same calculation annually through the end of the Term of this Agreement, each time comparing the CRU Spot price published for December of the immediately preceding two years.  The parties anticipate that 2019 will be the last year before the end of the Term of this Agreement for which CRU Spot data will be used for purposes of making a price adjustment, if any, effective January 1, 2020.

“Cumulative Actual Silicon Metal Percentage” means the percentage change of the Actual Silicon Metal Percentage for each year beginning in 2011, compounded annually through the end of the Term of this Agreement.

Example of Silicon Metal Cost Increases

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Silicon Metal Base Increase Percentage:	***	***	***	***	***	***	***	***	***	***
Cumulative Silicon Metal Base Increase Percentage:	***	***	***	***	***	***	***	***	***	***
Actual Silicon Metal Percentage:	***	***	***	***	***	***	***	***	***	***
Cumulative Actual Silicon Metal Percentage:	***	***	***	***	***	***	***	***	***	***
Percentage Difference:	***	***	***	***	***	***	***	***	***	***
Price Increase / KG:	***	***	***	***	***	***	***	***	***	***

In the above example, the Actual Silicon Metal Percentage for 2011 of ***% reflects the percentage change between the CRU Spot price for December 2009 and the CRU Spot price for December 2010.  The Actual Silicon Metal Percentage for 2012 is ***%, reflecting the CRU Spot price change from December 2010 to December 2011.  The Cumulative Silicon Metal Base Increase Percentage in 2012 is ***%, reflecting the annual compounding of the Silicon Metal Base Increase Percentage beginning in 2011.  There is no upward price adjustment for 2011 or 2012 because the Cumulative Actual Silicon Metal Percentage does not exceed the Cumulative Silicon Metal Base Increase Percentage by at least one whole percentage point in either year; rather, it is ***% lower in 2011 and ***% lower in 2012.  The Gross Price increase of $*** per kilogram in 2016 reflects that the Cumulative Actual Silicon Metal Percentage of ***% exceeds the Cumulative Silicon Metal Base Increase Percentage of ***% by ***%, or, by at least one whole percentage point, thereby triggering an upward price adjustment for silicon metal.  That upward price adjustment of $*** per kilogram is effective January 1, 2016, is in addition to any price adjustment for electricity or labor, and remains in effect until Seller performs the Cost Structure Adjustment calculation for silicon metal in 2017.  In 2017, the upward price adjustment of $*** per kilogram reflects that the Cumulative Actual Silicon Metal Percentage of ***% exceeds the Cumulative Silicon Metal Base Increase Percentage of ***% by ***%, or, by at least two whole percentage points, thereby resulting in an upward price adjustment of $***per kilogram x 2, for a total upward price adjustment of $***.  The upward price adjustment of $*** is effective January 1, 2017 and remains in effect until Seller performs the Cost Structure Adjustment calculation for silicon metal in 2018.

In this example, the Cost Structure Adjustment calculation in 2018 also results in an upward price adjustment of $*** per kilogram.  Buyer will have continued to pay the $*** per kilogram that was imposed for 2017 until Seller performed the Cost Structure Calculation for

2016; therefore no credit is due, and the $*** per kilogram upward price adjustment effective January 1, 2018 will remain in effect until Seller performs the Cost Structure Adjustment calculation for silicon metal in 2019.  Here, the calculation in 2019 results in no price adjustment.  Buyer, however, will have continued to pay the $*** per kilogram adjustment from 2018 until Seller performed the Cost Structure Adjustment calculation in 2019, and therefore Seller, within 30 days of determining that no upward adjustment applied for 2019, owes Buyer a credit in the amount of $*** per kilogram purchased between January 1, 2019 and the date Seller gives notice of the 2019 calculation.

Example of Silicon Metal Cost Decreases

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Silicon Metal Base Increase Percentage:	***	***	***	***	***	***	***	***	***	***
Cumulative Silicon Metal Base Increase Percentage:	***	***	***	***	***	***	***	***	***	***
Actual Silicon Metal Percentage:	***	***	***	***	***	***	***	***	***	***
Cumulative Actual Silicon Metal Percentage:	***	***	***	***	***	***	***	***	***	***
Percentage Difference:	***	***	***	***	***	***	***	***	***	***
Price Decrease / KG:	***	***	***	***	***	***	***	***	***	***

In this example, the Actual Silicon Metal Percentage for 2011 of ***% reflects the percentage change between the CRU Spot price for December 2009 and the CRU Spot price for December 2010.  The Actual Silicon Metal Percentage for 2012 is ***%, reflecting the CRU Spot price change from December 2010 to December 2011.  The Cumulative Silicon Metal Base Decrease Percentage in 2012 is ***%, reflecting the annual compounding of the Silicon Metal Base Decrease Percentage beginning in 2011.  There is no downward price adjustment for 2011 or 2012 because the Cumulative Actual Silicon Metal Percentage is not at least one whole percentage point less than the Cumulative Silicon Metal Base Decrease Percentage.  The Gross Price decrease of $*** per kilogram in 2015 reflects that the Cumulative Actual Silicon Metal Percentage of ***% is at least one whole percentage point less than the Cumulative Silicon Metal Base Decrease Percentage of ***%, specifically by ***%, thereby triggering a downward price adjustment for silicon metal.  That downward price adjustment of $*** per kilogram is effective January 1, 2015, is in addition to any price adjustment for electricity or labor, and remains in effect until Seller performs the Cost Structure Adjustment calculation for silicon metal in 2016.  In 2016, the downward price adjustment of $*** per kilogram reflects that the Cumulative

Actual Silicon Metal Percentage of ***% is lower than the Cumulative Silicon Metal Base Decrease Percentage of ***% by ***%, or, by more than three whole percentage points, thereby resulting in a downward price adjustment of $*** per kilogram x 3, for a total downward price adjustment of $***.  The downward price adjustment of $*** is effective January 1, 2016 and remains in effect until Seller performs the Cost Structure Adjustment calculation for silicon metal in 2017.

EXHIBIT D

GUARANTY

This GUARANTY (this “Guaranty”), dated as of March         , 2011, is executed by [                ], a [                ] corporation (“Guarantor”) and an Affiliate of HEMLOCK SEMICONDUCTOR PTE. LTD., a Singaporean Private Limited Company (“Seller”), in favor of JA Solar Technology Yangzhou Co., Ltd., a [                ] company (“Buyer”).

WHEREAS, in order to induce Buyer to enter into that certain Long-Term Supply Agreement, dated as of March         , 2011 (the “Agreement”), between Seller and Buyer, Guarantor has agreed to execute and deliver this Guaranty and, subject to the terms and conditions contained in this Guaranty and in the Agreement, to guarantee Seller’s performance of its obligations under Section 11(a) of the Agreement to refund [to Buyer]...the Net Remaining Advance Payment Balance without interest”, in the event such obligations become due and owing from Seller to Buyer (the “Obligations”), in the event that, and limited to the extent that, Seller defaults under such Obligations and does not pay such amounts to Buyer and to the extent that Buyer has exhausted all remedies against Seller.

WHEREAS, Guarantor will benefit, directly or indirectly, from the consummation of the transactions contemplated by the Agreement; and

WHEREAS, each capitalized term used but not defined herein shall have the meaning ascribed thereto in the Agreement.

NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, Guarantor agrees as follows:

34.                               Guarantee.  Guarantor fully and irrevocably guarantees the full payment of the Obligations, and Guarantor shall, within 30 days of receipt of demand for payment from Buyer (as required and subject to the conditions stated below), pay any amount of the Obligations then due and owing and not otherwise paid by Seller in lawful money of the United States; provided, however, that Guarantor’s payment obligations under this Guaranty are subject the following pre-conditions: (a) upon Seller’s alleged default of the Obligations, Buyer shall provide to Guarantor (i) notice of the extent to which Buyer contends Seller has defaulted under the Obligations and (ii) a demand for payment by Guarantor of the amount of such Obligations, less the amount in respect thereof that Seller has paid to Buyer through and including the date of such demand, (b) Guarantor shall have the right to assert any defenses that Seller may have against performance of any Obligations and/or may assert any other rights available to Seller under the Agreement; and (c) any defense or other claim of right against payment asserted by Guarantor as provided in the foregoing clause “(b)” is fully and finally resolved.  This Guaranty shall be a guarantee of payment and not a

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guarantee of collection.  For the avoidance of doubt, in no event will the aggregate amount paid by Guarantor to Buyer pursuant to this Guaranty exceed the Net Remaining Advance Payment Balance.

35.                               Representation as to Benefit.  Guarantor represents and warrants for and as to itself that it has received, or will receive, direct or indirect benefit from the making of this Guaranty.

36.                               Representations and Warranties of Guarantor.  Guarantor hereby represents and warrants to Buyer as follows:

(a)                                 Authority Relative to this Guaranty; Enforceability.  Guarantor is a [                ] duly organized, validly existing and in good standing under the laws of the [                ] and has the requisite power and authority to execute and deliver this Guaranty and to perform its obligations hereunder.  The execution and delivery by Guarantor of this Guaranty and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary corporate action.  This Guaranty has been duly executed and delivered by Guarantor and constitutes a valid and binding obligation of Guarantor, enforceable against it in accordance with its terms.

(b)                                 Litigation; Claims.  There are no legal proceedings pending or, to the knowledge of Guarantor, threatened before any governmental department, commission, board, agency, or instrumentality that would prevent the execution and delivery by Guarantor of this Guaranty or the performance by it of its obligations hereunder, or that would otherwise adversely affect the validity or enforceability of this Guaranty, nor, to the knowledge of Guarantor, is there any reasonable basis for any such proceeding.

37.                               Governing Law and Consent to Jurisdiction.  This Guaranty is made in, and shall be governed and controlled in all respects by the laws of, the State of Michigan, U.S.A., without giving any effect to any choice or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than that set forth in this Section.  All disputes, including those related to interpretation, enforceability, validity, and construction, shall be determined under the laws of the State of Michigan, without regard to any conflict of law provisions.  Any action arising, directly or indirectly, out of this Guaranty must be commenced in the Circuit Court for the County of Saginaw, State of Michigan, U.S.A.

38.                               Benefit; Assignment.  This Guaranty shall inure to the benefit of Buyer and its successors and assigns, and shall be binding upon Guarantor and its successors and assigns; provided, however, that (a) neither Buyer nor Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the other party, (b) no assignment or other transfer by Buyer shall operate to increase Guarantor’s obligations hereunder, and (c) Guarantor shall be fully protected in

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making and shall receive full credit for any payments or other performance made by it to Buyer or its successors and assigns with respect to the Obligations prior to the time Guarantor receives written notice of such assignment or succession.

39.                               Termination.  This Guaranty shall terminate and become null and void upon the earliest to occur of: (a) expiration of the Term of the Agreement; (b) payments made by Guarantor pursuant to this Guarantee equal to the amount of the then applicable Net Remaining Advance Payment Balance; (c) assignment of the Agreement by Seller to an Affiliate of Seller as contemplated in Sections 6 of the Agreement; (d) assignment of the Agreement by Seller to an Affiliate of Seller as contemplated in Section 28 of the Agreement; or (e) any other termination of the Agreement, other than by Buyer due to a Seller default.

40.                               Notices.  Any notice, demand or other communication required or permitted to be given under this Guaranty shall be in writing and shall be deemed delivered to Guarantor (i) when actually received by the representatives designated below to receive notices, or (ii) (a) when delivered to the designated recipients’ addresses listed below (addressed to the designated recipients) by certified or registered mail (return receipt requested) or (b) when delivered by confirmed facsimile to the recipients’ numbers designated below.  Guarantor may change its addresses or representatives for receiving notices upon notice to Buyer.

If to Guarantor to:	[ ]
[ ]
Attn: [ ]
Fax No.: ( ) -

With a copy to:	[ ]
[ ]
Attn: General Counsel/Legal Department
Fax No.: (989) 496-8307

IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the date first above written.

GUARANTOR:

[ ]

By:
	Name:	[ ]
	Title:	[ ]

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